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                                                                    Exhibit 99.1



                                 NEWS BULLETIN

Re:     Bradley Real Estate, Inc.               Tucker Properties Corporation
        250 Boylston Street                     40 Skokie Blvd.
        Boston, MA 02115                        Northbrook, IL 60062
        NYSE:  BTR                              NYSE:  TUC

_____________________________________________________________________________
For Further Information:

Bradley Real Estate, Inc.                       Tucker Properties Corporation
E. Lawrence Miller                              Kenneth Tucker
Thomas P. D'Arcy                                William M. Karnes
(617) 421-0675                                  (708) 272-9800

FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 30, 1995

               BRADLEY REAL ESTATE, INC. SIGNS DEFINITIVE MERGER
               AGREEMENT TO ACQUIRE TUCKER PROPERTIES CORPORATION

Boston, October 30, 1995 - BRADLEY REAL ESTATE, INC. (NYSE: BTR) and TUCKER PROPERTIES CORPORATION (NYSE: TUC) announced today they had executed a definitive merger agreement pursuant to which Bradley would acquire Tucker. Upon consummation of the transaction, Bradley will own 31 properties aggregating approximately 7.3 million square feet in eleven states and will have a total market capitalization of approximately $490 million.

Pursuant to the terms of the Merger Agreement, if the average closing price of Bradley common stock for the twenty trading days prior to the fifth day preceding the closing is $16.00 or more, each share of Tucker common stock will be exchanged for 0.665 of a share of Bradley common stock. If such average closing price is between $15.50 and $16.00, the exchange ratio will be $10.64 divided by the average closing price. If the average closing price is less than $15.50, the exchange ratio will be 0.686. The closing price for Bradley common stock on October 27, 1995 on the New York Stock Exchange was $15.00. The average closing price for Bradley common stock for the twenty trading days ended October 27, 1995 was $15.89.

The merger agreement has been unanimously approved by the Board of Directors of both Bradley and Tucker. The merger is subject to various approvals by third parties and other closing conditions including approval by the stockholders of both companies. It is currently anticipated that the transaction will be closed in the first quarter of 1996. The merger has been structured as a tax free transaction and will be treated as a purchase for accounting purposes.
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"Tucker Properties is a solid strategic fit that meets Bradley's acquisition criteria of being accretive while expanding our ability to enhance shareholder value through the redevelopment and repositioning of some outstanding assets," said E. Lawrence Miller, Bradley's President and Chief Executive Officer. "The acquisition will combine two well-established community shopping center portfolios having strong grocery store, drug store and value-oriented retail tenants. We believe that the combination of these two Midwest portfolios will establish a powerful base to continue our growth in this important region."

Mr. Miller continued, "We expect to benefit from improved operational efficiencies due to economies of scale. In addition, we anticipate Bradley's larger market capitalization will improve our access to the capital markets, including sources of unsecured debt. We believe that the enhanced financial flexibility will help us grow our business through investing in existing properties as well as in making future acquisitions."

Kenneth L. Tucker, Tucker's Chairman of the Board and President, said, "The combination of Bradley and Tucker will provide an opportunity for greater growth in our business than if we remain independent. After months of exploring the Company's alternatives, we believe that this transaction is in the best interests of our stockholders."

Miller, Bradley's President and CEO, will serve as president and chief executive officer of the combined entity, and Thomas D'Arcy and Richard Heuer will remain executive vice presidents of Bradley. The composition of Bradley's Board of Directors will remain the same following the consummation of the transaction.

PaineWebber Incorporated is acting as financial advisor to Tucker. Alex. Brown & Sons Incorporated is acting as financial advisor to Bradley.

Tucker Properties Corporation is a Midwest leader in the development, acquisition and long-term ownership of community shopping centers. Headquartered in Northbrook, Illinois, it is a REIT that owns and manages more than 4.3 million square feet of income-producing properties. The properties are located mostly in Chicago and the Midwest with tenants primarily selling value-oriented merchandise.

Bradley Real Estate, Inc., one of the country's oldest real estate investment trusts, specializes in the ownership and operation of established, income-producing commercial real estate, primarily community shopping centers. Bradley now owns three million square feet of property in the Midwest and New England regions.

TO RECEIVE ADDITIONAL INFORMATION ON BRADLEY REAL ESTATE FREE OF CHARGE VIA FAX,
                      DIAL 1-800-PRO-INFO AND ENTER "BTR."




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